     Exhibit 99.2

NEWS RELEASE For more information: Investors: Joseph Selner, Chief Financial Officer, 920-491-7120 Media: Janet L. Ford, Public Relations Director, 414-207-5070
Associated Banc-Corp Completes Sale of $500 Million of Common Stock
Underwriters Exercise Over-Allotment Option
GREEN BAY, Wis. – January 15, 2010 – Associated Banc-Corp (NASDAQ: ASBC) announced today that it has closed its previously announced underwritten public offering of 44,843,049 shares of its common stock at $11.15 per share. The number of shares sold includes 5,849,093 shares as a result of the exercise of the underwriters’ over-allotment option.
The net proceeds from the offering were approximately $478.3 million after deducting underwriting discounts and commissions and the estimated expenses of the offering payable by Associated Banc-Corp. The Company intends to use the net proceeds of this offering, which will qualify as tangible common equity and Tier 1 capital, to further capitalize Associated Bank, National Association in order to support continued growth and for working capital and other general corporate purposes.
Credit Suisse Securities (USA) LLC served as the sole bookrunning manager for the offering. Robert W. Baird & Co. Incorporated, Citi, Keefe, Bruyette & Woods, Inc., RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and UBS Securities LLC served as co-managers for the offering.
Copies of the prospectus and prospectus supplement for the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037. Investors may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.
A registration statement relating to these securities has been filed and is effective. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion at December 31, 2009. Associated has 291 banking offices serving approximately 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,”

“anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s prospectus supplement for the offering.
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